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                                                                 EXHIBIT 3.1.9

                           CERTIFICATE OF AMENDMENT

                                      TO

                     RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                            PNY TECHNOLOGIES, INC.


  PNY Technologies, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"), DOES HEREBY CERTIFY:

      1. The name of the Corporation is PNY Technologies, Inc. The date of filing of its original Certificate of Incorporation by the Secretary of State was July 26, 1995.

      2. This Certificate of Amendment has been duly proposed by resolutions, adopted and declared advisable unanimously by the Board of Directors of the Corporation, duly adopted by written consent of the stockholders of the Corporation, and duly executed and acknowledged by the officers of the Corporation in accordance with the provisions of Sections 103, 141, 228 and 242 of the DGCL.

      3. The text of Section 1 of Article FOURTH of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

        "FOURTH:  1.  Authorized Capital.  The total number of shares of all
                      ------------------
     classes of capital stock which the Corporation has authority to issue is one hundred thirty-five million (135,000,000) shares, consisting of (i) one hundred twenty-five million (125,000,000) shares of Common Stock, par value $.01 per share (the "Common Stock") and (ii) ten million (10,000,000) shares of Preferred Stock, par value $.01 per share.

      4. Upon the filing of this Certificate of Amendment to the Restated Certificate of Incorporation pursuant to the DGCL, each share of the Common Stock issued and outstanding immediately prior to the filing shall be split into three (3) validly issued, fully paid, and non-assessable shares of Common Stock, without any action on the part of the holder thereof. Each certificate that theretofore represented a share or shares of Common Stock shall thereafter represent that number of shares of Common Stock into which the share or shares of Common Stock represented by such certificate shall have been split.

  IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its President and Chief Executive Officer and attested by its Secretary this 26th day of October, 2000.

                                        PNY TECHNOLOGIES, INC.


                                        By:  /s/ GADI COHEN
                                             ---------------------
                                        Name:  Gadi Cohen
                                        Title: President
ATTEST

/s/ HEIDI STUTO
-----------------------------
Name:  Heidi Stuto
Title: Secretary